EXHIBIT 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of this 1st day of December, 2017, by and between Jeffrey Hyland (the "Executive") and CTI Industries Corporation, an Illinois corporation (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.     Term. The Executive's employment hereunder shall be effective as of December 1, 2017, (the "Effective Date") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days' prior to the applicable Renewal Date. The period during which the Company employs the Executive hereunder is hereinafter referred to as the "Employment Term".

2.     Position and Duties.

2.1     Position. During the Employment Term, the Executive shall serve as the President, reporting to the Board of Directors of the Company (“Board”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be consistent with the Executive's position. Any change in the title, duties or reporting of Executive and any action not to renew or extend the Employment Term or to terminate the employment of Executive hereunder, other than by Executive, shall be taken by action of the Board. During the Employment Term, the Company agrees to nominate Executive for Board membership on each such occasion that nominations are accepted and/or put before the Shareholders for approval.

2.2     Duties. The Company recognizes that Executive has several outside, non-competitive business interests, which shall not be prohibited by this Agreement. During the Employment Term, however, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or materially interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Board.

3.     Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office currently located at 22160 N. Pepper Road, Lake Barrington, Illinois; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.     Compensation.

4.1     Base Salary. The Company shall pay the Executive an annual rate of base salary of $243,000 in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Board shall review Executive's base salary at least annually and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2     Signing Bonus. The Company shall pay the Executive a signing bonus of $75,000, less applicable withholdings, in 2018, but in no event later than February 28, 2018, whether in periodic installments in an amount to be determined by the Company in its discretion or in one lump sum.

4.3     Incentive Compensation.

(a)     The Company presently has in effect an Incentive Compensation Plan for certain executives of the Company. The Executive shall be a participant in the Company’s Incentive Compensation Plan during the Employment Term in Pool I.

(b)     The amount of any incentive compensation payable under the Incentive Compensation Plan, if any, for any period during the Employment Term and the level or amount of Executive’s participation in the Incentive Compensation Plan shall be determined by the Board or the Compensation Committee of the Board in their sole discretion. The initial Award Amount shall be a high award level of Pool I.

4.4     Equity Awards.

(a)     Pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”) or any successor plan, the Company shall award the Executive, concurrently with the Effective Date:

(i)	25,000 shares of Restricted Stock (“RS”), subject to the following conditions:

(A)	5,000 shares of RS will vest immediately upon the Award Date;

(B)	an additional 5,000 shares of RS will vest one years after the Award Date, provided that Executive is then employed by the Company;

(C)	an additional 5,000 shares of RS will vest two years after the Award Date, provided that Executive is then employed by the Company;

(D)	an additional 5,000 shares of RS will vest three years after the Award Date, provided that Executive is then employed by the Company;

(E)	An additional 5,000 shares of RS will vest four years after the Award Date, provided that Executive is then employed by the Company.

(F)

notwithstanding the foregoing, upon the occurrence of a (1) Change in Control as defined by Section 13 of the Plan (2) Termination Without Cause as defined below in paragraph 5, or (3) Death or Disability as defined below in paragraph 5, any and all unvested shares of RS awarded hereunder shall immediately vest.

(ii)	the option to purchase 65,000 shares of the authorized and unissued Common Stock of the Company, Incentive Stock Options as that term is defined in the Plan, subject to the following conditions:

(A)

Executive must, subject to subparagraph 4.4(a)(ii)(D) below, be employed full-time by the Company as of the Vesting Dates set forth below and the entirety of the period before, if any, to vest in said Incentive Stock Options;

(B)

during the term of such Options (as fixed by the Committee identified in Section 2 of the Plan) the Executive shall have the right to exercise only those Incentive Stock Options deemed vested according to the following schedule:

Vesting Date          Vesting Amount

5/1/2018                   10,834 shares
5/1/2019                   10,834 shares
5/1/2020                   10,834 shares
5/1/2021                   10,834 shares
5/1/2022                   10,834 shares
12/1/2022                 10,830 shares

(C)	such Options, once vested, shall not be forfeitable; and

(D)

notwithstanding the foregoing, upon the occurrence of a (1) Change in Control as defined by Section 13 of the Plan (2) Termination Without Cause as defined below in paragraph 5, or (3) Death or Disability as defined below in paragraph 5, any and all unvested Options awarded hereunder shall immediately vest.

(b)     as an additional inducement for the Executive to enter its employ, the Company shall also award the Executive, concurrently with the Effective Date and outside of the Plan, the option to obtain an additional 260,000 shares of Company stock, for investment purposes only and not for re-sale (the “Non-Qualified Stock Options”). The Non-Qualified Stock Options shall be exercisable when vested in accordance with the following schedule:

Vesting Date                    Vesting Amount
5/1/2018                             43,342 shares
5/1/2019                             43,342 shares
5/1/2020                             43,342 shares
5/1/2021                             43,342 shares
5/1/2022                             43,342 shares
12/1/2022                           43,290 shares

(i)

The Non-Qualified Stock Options shall be subject to the same non-forfeiture and acceleration/immediate vesting terms set forth for the Restricted Stock and Incentive Stock Options referenced above in subsections 4.4 (a)(ii)(C) and (D).

(c)     The Company shall issue any such additional documentation (e.g. award or grant agreements) required by the Plan and consistent with the terms of subparagraph 4.4(a).

4.5     Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to health insurance, as well as such additional fringe benefits and perquisites provided by the Company to other similarly situated executives of the Company.

4.6     Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7     Vacation; Paid Time-off. During the Employment Term, the Executive shall be entitled to 21 paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.8     Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.9     Indemnification.

(a)     In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, at any time between September 1, 2017 and the end of the Employment Term, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)     During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

5.     Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1     Expiration of the Term, for Cause or Without Good Reason.

(a)     The Executive's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated upon either party's failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation time, both of which shall be paid on the Termination Date in accordance with the Company's customary payroll procedures;

(ii)	any earned but unpaid Incentive Compensation with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)

such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(b)     For purposes of this Agreement, "Cause" shall mean:

(i)	the Executive's failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive's failure to comply with any valid and legal directive of the person to whom the Executive reports hereunder;

(iii)	the Executive's engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)	the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(vii)	the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)	any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term.

Except for acts falling within the ambit of subsections 5.1(b)(iv) and (v), the Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances. The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive's employment for Cause. This will not constitute Good Reason.

(c)     For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)	a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a relocation of the Executive's principal place of employment by more than 50 miles;

(iii)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv)

the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)

a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement; or

(vi)	a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

Notwithstanding the foregoing, in the event that a Change in Control (as defined below) occurs during the Employment Term, the Executive may terminate his employment for any reason during the 60-day period following the Change in Control and such termination shall be deemed to be for Good Reason.

5.2     Non-renewal by the Company, Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective within 30 days following the Termination Date (such 30-day period, the "Release Execution Period"), the following additional payments:

(a)      severance payment equal to the Executive’s Base Salary for the year in which the Termination Date occurs (the “Severance Payments”). The Severance Payments shall be paid in equal installments consistent with the Company's normal payroll practices, but no less frequently than monthly, and shall begin within 30 days following the Termination Date;

(b)     If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 10th of the month immediately following the month in which the Executive pays the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.

5.3     Death or Disability.

(a)     The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)     If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts and the Severance Payments; and

(c)     For purposes of this Agreement, Disability shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period, after taking into consideration any reasonable accommodation that may be required by the Americans with Disabilities Act and/or the Illinois Human Rights Act. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4     Change in Control Termination.

(a)     Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a Release which becomes effective within the Release Execution Period, severance payments equal to the Executive’s Base salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs). Such severance payments shall be paid in a single lump sum within 60 days following the Termination Date;

(b)     If the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 10th of the month immediately following the month in which the Executive pays the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.

(c)     For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)

one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 35% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii)

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 35% or more of the total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 35% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(iii)

a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company's assets, or a merger or consolidation in which the Company is a party.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

5.5     Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a)     The termination provision of this Agreement relied upon;

(b)     To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)     The applicable Termination Date.

5.6     Termination Date. The Executive's "Termination Date" shall be:

(a)     If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)     If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)     If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive, but in no event shall the Notice of Termination be delivered prior to the expiration of any applicable cure period set forth in Section 5.1(b) above;

(d)     If the Company terminates the Executive's employment hereunder without Cause, the effective date of termination specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered;

(e)     If the Executive terminates his employment hereunder with or without Good Reason, the effective date of termination specified in the Executive's Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; and

(f)     If the Executive's employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.7     Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.     Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

7.     Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1     Confidential Information Defined.

(a)     Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf. Furthermore, Confidential Information shall not be deemed to include information that previously was or hereafter is lawfully and in good faith obtained by Executive from an independent third party without obligations of confidentiality.

(b)     Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the fields of foil and latex balloons, vacuum sealing systems, commercial films and home organization and container products (“Company Fields”). The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)     Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

8.     Restrictive Covenants.

8.1     Acknowledgement. The Executive understands that the nature of the Executive's position gives his access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services he provides to the Company are unique, special and extraordinary.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2     Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the period of 24 months, to run consecutively, beginning on the last day of the Executive's employment with the Company (the “Restricted Period”), the Executive agrees and covenants not to engage in Prohibited Activity within the United States with respect to Company Fields.

For purposes of this Section 8, "Prohibited Activity" is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the business of the Company Fields. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation engaged in the business of the Company Fields, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board.

8.3     Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Restricted Period.

8.4     Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of its customer relationships and/or goodwill will cause the Company significant and irreparable harm.

The Executive therefore agrees and covenants, during the Restricted Period, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with the Company Fields.

9.     Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, products, services, officers, directors, investors or affiliate companies.

This Section 9 does not, in any way, restrict or impede the Executive from giving truthful testimony in court or administrative proceedings or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board.

10.     Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company Fields, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Company's enforcement thereof.

11.     Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.     Proprietary Rights.

12.1     Work Product. The Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), [mask works,] and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2     Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3     Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive's subsequent incapacity.

12.4     No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company, other than the right to use such information during the Term for the Company’s business purposes.

13.     Security.

13.1     Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies ("Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2     Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.

14.     Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of his employment by the Company and any period in which he is receiving Severance Payments, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company's and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

15.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Illinois without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Illinois, counties of Cook or Lake. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

19.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.     Section 409A.

21.1     General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be exempt from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that a payment under this Agreement to be made upon a termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such payment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

21.2     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date") . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.3     Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)     the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)     any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)     any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.      Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23.     Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

CTI Industries Corporation

22160 N. Pepper Road

Lake Barrington, Illinois 60010

Attn: Chief Executive Officer

If to the Executive:

To the Executive at Executive’s address on the records of the Company.

24.     Representations of the Executive. The Executive represents and warrants to the Company that:

24.1     The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

24.2     The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25.     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26.     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27.     Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CTI INDUSTRIES CORPORATION

By: /s/ Stephen M. Merrick Name: Stephen M. Merrick Title: Chief Executive Officer

EXECUTIVE

Signature: /s/ Jeffrey S. Hyland Print Name: Jeffrey S. Hyland